Exhibit 3.18(d)

CERTIFICATE OF MERGER

OF

Baer Acquisition Inc.

(a Delaware corporation)

WITH AND INTO

Baer Concrete, Incorporated

(a New Jersey corporation)

Pursuant to the provisions of Section 252 of the Delaware General Corporation Law (the “DGCL”), each of the undersigned corporations does hereby certify:

FIRST:	That the name and state of incorporation of each of the constituent corporations are as follows:

Name	State of Incorporation
Baer Acquisition Inc.	Delaware
Baer Concrete, Incorporated	New Jersey

SECOND:	That an agreement of merger (setting forth a plan of merger) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the DGCL.

THIRD:	That the surviving corporation of the merger is Baer Concrete, Incorporated, a New Jersey corporation.

FOURTH:	That Article FOURTH of the Articles of Incorporation of the surviving corporation shall be amended to read in their entirety as set forth below and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the surviving corporation until such time as they may be amended in accordance with applicable law:

	“FOURTH:	The aggregate number of shares of capital stock that the corporation shall have authority to issue is 1,000 shares of common stock, par value $1.00 per share.

FIFTH:	That the executed agreement of merger is on file at the principal place of business of the surviving corporation at 117 Harrison Avenue, Roseland, New Jersey 07068.

SIXTH:	That a copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

SEVENTH:	That the surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of the State of Delaware, as well as for enforcement of any obligation of the surviving or resulting corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and that the surviving corporation hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings and that the Secretary of State may mail a copy of any such process to the surviving corporation c/o U.S. Concrete, Inc., 1360 Post Oak Boulevard, Suite 800, Houston, Texas 77056, Attention: Chief Executive Officer.

EIGHTH:	That pursuant to Section 103(d) of the DGCL, this Certificate of Merger and the transactions contemplated hereby shall become effective at 8:00 a.m. (Houston, Texas time) on May 28, 1999.

IN WITNESS WHEREOF, each of the undersigned corporations has caused this Certificate of Merger to be executed on its behalf as of May     , 1999.

Baer Acquisition Inc.

By:	/s/ EUGENE P. MARTINEAU

Eugene P. Martineau President

Baer Concrete, Incorporated

By:	/s/ MICHAEL D. MITSCHELE

Michael D. Mitschele President